EXHIBIT 99.1

RBC Life Sciences®
November 1, 2010

RBC Life Sciences Reports Net Earnings for the Third Quarter

Irving, Texas (RBC Life Sciences: OTCBB: RBCL) - RBC Life Sciences, Inc., a provider of proprietary nutritional supplements, wound care and pain management products, today reported consolidated net sales of $6.1 million for the third quarter ended September 30, 2010, compared to net sales of $6.5 million for the same period during 2009. For the third quarter of 2010, the Company reported net earnings of $133,000, or $0.01 per share, compared to a net loss of $152,000, or $0.01 per share, during the same quarter in 2009. Net sales for the nine months ended September 30, 2010 increased 9% to $20.9 million compared to net sales of $19.3 million during the same period in 2009. Net earnings for the nine months ended September 30, 2010 were $517,000, or $0.02 per share, an improvement of $563,000 compared to a net loss of $46,000, or $0.00 per share, during the same period in 2009.

“With profitable results in the third quarter, we have now reported net earnings in each quarter of this year,” said RBC Life Sciences President and CEO, Clinton H. Howard. "Our net earnings for 2010 are significantly ahead of prior year results and, despite the slight decline in third quarter sales compared with the prior year, we continue to see year over year sales growth in both of our industry segments.

During the first nine months of 2010, net sales of Nutritional Products increased 9% to $16.1 million while net sales of Medical Products increased 8% to $4.8 million.

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's Web site at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
Steve Brown
972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences - Third Quarter 2010

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended September 30,
	2010	2009
Net sales	$6,126	$6,487
Gross profit	3,290	3,215
Operating profit (loss)	171	(154)
Earnings (loss) before income taxes	133	(195)
Provision (benefit) for income taxes	—	(43)
Net earnings (loss)	133	(152)

Earnings (loss) per share - basic and diluted	$0.01	$(0.01)

Weighted average shares outstanding - basic	21,921,934	21,921,934
Weighted average shares outstanding - diluted	22,468,717	21,921,934

	Nine Months Ended September 30,
	2010	2009
Net sales	$20,946	$19,262
Gross profit	10,335	9,875
Operating profit	928	192
Earnings before income taxes	813	68
Provision for income taxes	296	114
Net earnings (loss)	517	(46)

Earnings per share - basic and diluted	$0.02	$(0.00)

Weighted average shares outstanding - basic	21,921,934	21,920,394
Weighted average shares outstanding - diluted	22,386,287	21,920,394

RBC Life Sciences - Third Quarter 2010

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$4,814	$3,972
Inventories	5,236	5,344
Other current assets	1,676	1,914
Total current assets	11,726	11,230
Other assets	7,111	7,383
Total assets	$18,837	$18,613

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$2,538	$2,729
Deferred revenue	3,647	3,669
Other current liabilities	165	156
Total current liabilities	6,350	6,554
Other liabilities	2,717	2,840
Shareholders' equity	9,770	9,219
Total liabilities and shareholders' equity	$18,837	$18,613